Exhibit 10.28

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement"), is made and entered into by and between PULSE ELECTRONICS CORPORATION (the "Company") and RALPH E. FAISON ("Executive") as of January 4, 2011(the "Effective Date").

W I T N E S S E T H:

WHEREAS, the Company desires to employ Executive, and Executive desires to enter into the employ of the Company, on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.             EMPLOYMENT.

Subject to the terms and conditions of this Agreement, the Company hereby employs Executive, and Executive agrees to be employed by the Company, as its Chief Executive Officer, reporting to the Board of Directors of the Company (the "Board"), subject to the terms and conditions of this Agreement. For purposes of this Agreement, the term "Commencement Date" means the date Executive commences employment with the Company, which shall be the day after the Effective Date.

2.             DURATION OF AGREEMENT.

2.1 Term. Executive's employment shall begin as of the Commencement Date, and shall continue until the third anniversary of the Commencement Date (the "Initial Term"), unless earlier terminated pursuant to any of Articles 5, 6, 7, or 8; provided that on the third anniversary and each anniversary of the Commencement Date thereafter, the term of Executive's employment shall be extended by one year unless at least sixty (60) days prior to such anniversary, the Company or Executive delivers a written notice (a "Notice of Non-Renewal") to the other party that the term of Executive's employment will not be extended. The period during which this Agreement is in effect is the "Term." Each one (1) year period commencing on the Commencement Date or on any anniversary of the Commencement Date during the Term is referred to hereinafter as an "Employment Year".

3.             POSITION AND DUTIES.

3.1 Position. Executive shall serve as the Company's Chief Executive Officer, or as the highest designated officer of the Company or any successor company in the event of any merger or consolidation, and, in that capacity, shall perform such duties and have such responsibilities as a Chief Executive Officer of a company in size and scope similar to the Company would be expected to perform and those other duties as may be reasonably prescribed from time to time by the Board; provided, however, that Executive acknowledges that the Company may appoint or elect a non-executive Chairman of the Board other than Executive. In this regard, the Executive shall follow all lawful orders of the Board. At the beginning of the Term, the Board shall appoint Executive to the Board and, so long as Executive is serving as Chief Executive Officer, the Board shall nominate Executive for election as a member of the Board at each meeting of the Company's shareholders at which the election of Executive is subject to a vote by the Company's shareholders and shall recommend that the shareholders of the Company vote to elect Executive as a member of the Board. Executive acknowledges and agrees that he shall not be entitled to any additional compensation for his service on the Board. From time to time, Executive also may be designated to such other offices within the Company or its subsidiaries and affiliates as may be necessary or appropriate for the convenience of the businesses of the Company and its subsidiaries and affiliates.

3.2 Full-Time Efforts. Executive shall perform and discharge faithfully, diligently and to the best of his ability his duties and responsibilities to the Company, devote his full-time efforts to the business and affairs of the Company, and not devote time to activities or interests that would impair his ability to perform his obligations to the Company. Except as otherwise provided in this Agreement, Executive shall not be employed by, or participate or engage in, or be a part of in any manner, including as an employee, consultant, director, trustee or similar function, the management of any other enterprise without the prior written consent of the Board, which consent may be granted or withheld in its sole discretion. Executive shall be permitted to serve as a director of not more than one (1) for-profit organization (in addition to the Company) and not more than three (3) not-for-profit organizations, in each case upon notice to the Board and so long as the Board does not object; provided, that Executive shall have a period of six months from the Commencement Date to reduce his current for-profit directorships to one. Executive shall not be precluded from reasonable charitable and community activities and industry or professional activities, or managing his personal business interests and investments, so long as such activities do not interfere with the performance of Executive's responsibilities under this Agreement. Executive shall promote the best interests of the Company and take no action that in any way damages the public image or reputation of the Company, its subsidiaries or its affiliates.

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3.3 Work Standard. Executive shall at all times comply with and abide by all terms and conditions set forth in this Agreement, all applicable work policies, the Company's Statement of Principles Policy as in effect from time to time (a copy of such Statement of Principles Policy as in effect on the Effective Date is attached hereto as Exhibit A and is hereby incorporated herein by reference), procedures and rules as may be issued by Company from time to time, and shall strive to comply with all federal, state and local statutes, regulations and public ordinances applicable to the performance of his duties hereunder.

3.4 No Employment Restriction. Executive represents and covenants that his employment by the Company hereunder does not violate any agreement or covenant to which he is subject or by which he is bound and that there is no such agreement or covenant that would restrict or impair his ability to perform his duties or discharge his responsibilities to the Company.  Executive states that he does not intend to reveal to, or use for, the Company any confidential trade secrets or other confidential or proprietary information of any prior employer, and the Company shall not request or expect him to provide or use any such information on its behalf.

4.             COMPENSATION AND BENEFITS.

4.1 Base Salary. Subject to the terms and conditions set forth in this Agreement, during the Term, the Company shall pay and Executive shall accept a base salary ("Base Salary") at the rate of no less than $650,000 per annum. During the Term, the current Base Salary will be reviewed for increases at such time as the salaries of other senior executive officers of the Company ("Senior Executives"), are reviewed generally; provided, that Executive's first such review shall occur no earlier than the 2012 calendar year. The Base Salary shall be paid in accordance with the Company's normal payroll practices and pro-rated for partial periods, if any, based on the actual number of calendar days in the applicable period.

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4.2 Incentive, Savings and Retirement Plans. During the Term, Executive shall be eligible to participate in all current and future incentive plans (including, without limitation, short-term and long-term incentive plans, but excluding the Pulse Electronics Corporation Incentive Compensation Plan), savings and retirement plans (excluding, however, the Technitrol, Inc. Retirement Plan), welfare benefit plans, practices, policies and programs (including, without limitation, as applicable, medical, life insurance and vacation policies) applicable generally to Senior Executives, and on the same basis as such Senior Executives, except as to benefits that are specifically applicable to Executive pursuant to this Agreement. Notwithstanding the foregoing, Executive shall be entitled to no fewer than four (4) weeks of paid vacation during each Employment Year during the Term. Without limiting the foregoing, the following provisions shall apply with respect to Executive during the Term:

(a)
Annual Bonus Plan. Executive shall be entitled to an annual bonus opportunity, the amount and terms of which shall be determined by the Compensation Committee of the Board (the "Committee"). Executive's annual target bonus (subject to such performance and other criteria as may be established by the Committee) shall be 100% of Base Salary, it being understood that the actual percentage of Base Salary for such bonus established by the Committee may be more or less than 100%, but shall never exceed 200%. Notwithstanding the foregoing and for purposes of Executive's bonus for 2011 only, Executive's bonus shall be guaranteed to be at least $325,000 (the "Guaranteed Bonus"); provided, that Executive must remain an employee of the Company through December 31, 2011 to receive the Guaranteed Bonus. The performance and other criteria in respect of any bonus in excess of such amount for 2011, and for any bonus for any future year shall be determined by the Committee in its sole discretion and communicated to Executive within a reasonable time after the Commencement Date (for 2011) and within a reasonable time after the beginning of any such future year. Executive's annual bonus shall be paid, if at all, not later than March 15 of the first calendar year beginning after the end of the fiscal year (or portion thereof) for which the bonus was earned. Notwithstanding the foregoing, no bonus under this Section 4.2(a) shall be earned unless Executive remains an employee of the Company through the last day of the relevant performance period.

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(b)         Long-Term Incentive Compensation.

(i)	Stock Options.

(A)    Initial Award.  The Company shall grant to Executive on the Commencement Date nonqualified stock options (the "Initial Award") under the Company's 2001 Stock Option Plan ("SOP") to purchase 325,000 shares of the Company's common stock ("Common Stock"). The Initial Award shall be granted at the exercise price equal to the Market Value (as that term is defined in, and determined pursuant to, the SOP) of a share of Common Stock on the date of grant and, except as set forth in Section 8 of this Agreement, shall vest in accordance with Section 8(a) of the SOP; provided, that the fourth and fifth sentences of Section 8(a) of the SOP shall not apply to the Initial Award. The Initial Award shall be set forth in an award agreement consistent with the terms and conditions of the SOP.

(B)     Subsequent Awards. For each Employment Year after the first Employment Year, the Company shall grant to Executive nonqualified stock options under the SOP or any successor plan thereto (each such grant, a "Subsequent Award").  The number of shares of the Common Stock subject to each Subsequent Award shall be based on Executive’s performance across a wide set of criteria, with a target number of shares of Common Stock that would cause such Subsequent Award to have a fair value (determined using the accounting methods employed by the Company for financial reporting purposes under Generally Accepted Accounting Principles) as of the date of grant of the Subsequent Award equal to 60% of Executive's Base Salary in effect on the date of grant of the Subsequent Award; it being understood that the actual number of shares of Common Stock subject to a Subsequent Award may be more or less than the number determined above, based on the circumstances considered by the Committee.  The exercise price for the options granted in each Subsequent Award shall equal the Market Value (as that term is defined in, and determined pursuant to the SOP) of a share of Common Stock on the date of grant of such Subsequent Award. Except as provided in Section 8 of this Agreement, each Subsequent Award shall vest in accordance with Section 8(a) of the SOP or any successor plan thereto; provided, however, that the fourth and fifth sentences of Section 8(a) of the SOP shall not apply to the Subsequent Awards. The Subsequent Awards shall be set forth in award agreements consistent with the terms and conditions of the SOP or any successor plan thereto.

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(ii)
Performance Plan. In 2011, the Committee shall develop and approve a performance plan that is accepted and approved by Executive, the Company's Board and, if applicable, the Company's shareholders for Executive with an initial performance period that begins on the first day of Company's second fiscal quarter of 2011 and ends on the last day of the Company's fourth fiscal quarter of 2012 or, if earlier, on the day the Committee determines that the criteria in the performance plan have been satisfied  (the "Initial Period"). Promptly after the end of the Initial Period and each subsequent performance period, the Committee shall develop and approve a performance plan that is accepted and approved by Executive, the Company's Board and, if applicable, the Company's shareholders for Executive for a subsequent performance period during the Term that begins on the first day of the fiscal quarter after the performance plan has been so developed, accepted, and approved and ending on the last day of the two-year fiscal period thereafter or, if earlier, the day the Committee determines that the criteria in the performance plan for such successive performance period have been satisfied (the Initial Period and each such subsequent performance period is a "Performance Period"). The target award under the performance plan for each Performance Period shall be 120% of Executive's Base Salary as in effect on the first day of such Performance Period, it being understood that the actual award established as of the beginning of each Performance Period may be more or less than that amount based on the circumstances considered by the Committee. Executive's award for a Performance Period shall be issued, if at all, no later than March 15 of the calendar year following the end of the Performance Period for which the award was earned. Such awards shall be payable by the issuance of stock pursuant to the Restricted Stock Plan II of Technitrol, Inc. ("RSP") or any successor plans thereto and shall be subject to a four year Restriction Period (as defined in the RSP), which commences on the first day of the applicable Performance Period, requiring continued employment, but no additional performance criteria, after the end of the Performance Period. Except as provided in Section 8, no award under this Section 4.2(b)(ii) shall be earned unless Executive remains an employee of the Company on the last day of the relevant Restriction Period.

(c)
Recruitment Stock Option Award.  The Company shall grant to Executive on the Commencement Date additional nonqualified stock options under the SOP to purchase 325,000 shares of Common Stock. (the "Recruitment Award"). Except as set forth in Section 8 of this Agreement, the Recruitment Award shall become vested thirty three and one-third percent (33 1/3%) on the second anniversary of the Commencement Date, sixty six and two-thirds percent (66 2/3%) on the third anniversary of the Commencement Date, and one hundred percent (100%) on the fourth anniversary of the Commencement Date. For purposes of Section 6 of the SOP, the Recruitment Award is intended to be an award of stock options to purchase Recruitment Shares (as that term is defined in Section 6 of the SOP) in connection with Executive's recruitment. The Recruitment Award shall be granted at an exercise price equal to the Market Value (as that term is defined in, and determined pursuant to the SOP) of a share of Common Stock on the date of grant of such Recruitment Award. The fourth and fifth sentences of Section 8(a) of the SOP shall not apply to the Recruitment Award. The Recruitment Award shall be set forth in an award agreement consistent with the terms and conditions of the SOP.

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(d)
Relocation.  The Company will reimburse Executive for all of the normal, customary, and documented relocation expenses Executive incurs (including, but not limited to, temporary housing and living expenses, real estate commissions, closing costs on sale, closing costs on purchase, travel to and from Executive's existing home to the Company's location (for a maximum of seven (7) months), moving costs for household goods, and storage costs for household goods) and shall provide a tax gross-up so that Executive will have no-after tax cost with respect to such expenses; provided, in no event shall the amounts payable by the Company under this Section 4.2(d) (including any tax gross-up) exceed $750,000. In the event that Executive has relocated his residence, but not sold his existing home, by December 31, 2011, to provide for the anticipated real estate commissions and closing costs associated with the subsequent sale of Executive's existing home within the limitations imposed by Section 409A of the Code, the Company shall make a one time payment to Executive of $575,000 (or so much thereof as remains available within the $750,000 limit set forth in the previous sentence) on or before March 15, 2012. Upon making such payment and all payments due under this Section 4.2(d) with respect to relocation expenses incurred by Executive prior to January 1, 2012, the Company shall have no further obligation to Executive under this Section 4.2(d).

(e)
Additional Benefits. During the Term, and provided that such benefits are offered to other Senior Executives, Executive shall be entitled (i) to participate in the Company's section 401(k) plan and in the Company's Supplemental Savings Plan or in any successor plans thereto, (ii) to the Company's payment of Executive's dues for a health club membership, and (iii) to the Company's reimbursement for Executive's cost of an annual medical examination, all in accordance with the Company's policies and plans as in effect and as approved by the Committee from time to time.

(f)
Business Expenses. The Company shall reimburse Executive for all reasonable business expenses incurred in carrying out his duties hereunder upon appropriate substantiation and documentation of such expenses and in accordance with the policies, practices and procedures of the Company as in effect from time to time.

(g)
Other Benefits. Executive shall be entitled to all other benefits and perquisites that are made generally available to all employees of the Company and not otherwise delineated herein, subject to the eligibility and other requirements of the applicable plans, if any.

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4.3 Recoupment.  In addition to any injunctive remedies available to the Company pursuant to this Agreement, Executive agrees that in the event of his Termination of Employment (as defined in Section 8.4 below) for a "Covered Cause Event" (as defined below) (each a "Forfeiture Event"), the Company, at the Board's discretion (Executive not having the right to participate in any such decision), shall be entitled to the following additional remedies: (a) the unexercised portion of any options or other equity awards, and any other cash-based award, in all cases not otherwise settled or paid (in each case, both unvested and vested, if any) will immediately be forfeited and canceled without payment upon the occurrence of the Forfeiture Event; and (b) Executive will be obligated to repay to the Company, in cash, within sixty (60) days after written demand is made by the Company (the "Notice Date"), an amount equal to (i) the total amount of Award Gain (as defined below) realized by Executive upon each exercise of options and the value Executive has received with respect to any settlement or payment in connection with any other equity awards, or any other cash-based award, in each case on or after the date that the acts giving rise to the Forfeiture Event commenced or occurred (the "Forfeiture Date"), and (ii) the fair market value of all other equity awards granted to Executive or which have become vested, in each case on or after the Forfeiture Date; provided, that the return to the Company of such other equity awards shall satisfy Executive's repayment obligations with respect to amounts owed pursuant to this subparagraph. "Award Gain" shall mean the product of (x) the fair market value per share of stock at the date of such option exercise or exercise of other equity award (without regard to any subsequent change in the market price of such share of stock) minus the exercise price times (y) the number of shares as to which the options or other equity awards were exercised at that date. Notwithstanding any of the foregoing, the Board (excluding Executive) shall retain sole discretion regarding whether to seek the remedies set forth in this Section. For purposes of this Section, a "Covered Cause Event" shall mean any fraud, gross negligence, intentional misconduct, or intentional wrongful act or intentional wrongful omission on the part of the Executive that was a material factor contributing to the Company restating all or a portion of its financial statements, which restatement is detrimental to the interests of the Company or its shareholders. Notwithstanding any other provision of this Agreement to the contrary, and to the extent permitted by applicable law, the Company shall have the right to offset against any amounts owed to Executive by the Company any repayment obligations or liabilities that Executive may have under this Section.

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4.4 Other Recoupment. Executive hereby acknowledges and agrees that Executive is subject to Section 304 of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley Act") and will be subject to any policy adopted by the Company in the future pursuant to Section 10D of the Securities Exchange Act of 1934 or the rules of any securities exchange on which the Common Stock is listed for trading (the "Dodd-Frank Clawback Policy"). In addition, in connection with any grant, payment or settlement made on Executive's behalf based in whole or in part on the financial performance criteria of the Company, or any division thereof, that are subsequently determined by the Board to be materially incorrect, Executive hereby agrees that Executive shall pay back to the Company upon request of the Board (excluding Executive) within sixty (60) days of written demand, amounts previously received by Executive as bonuses or other incentive, equity compensation or cash-based awards, equal to all or any portion of such awards, as determined by the Board (excluding Executive) in its sole discretion; provided, however, that the amount payable by Executive hereunder shall not exceed the amount that resulted from the application of the materially incorrect financial performance criteria, as determined in good faith by the Board. If after the Effective Date, the Company adopts a general recoupment policy applicable to the Chief Executive Officer, including, without limitation, a Dodd-Frank Clawback Policy, the provisions of such recoupment policy shall supersede the provisions of Section 4.3 and this Section and such recoupment policy shall be deemed incorporated herein.

5. TERMINATION FOR CAUSE.

5.1 Termination for Cause.  This Agreement may be terminated immediately, or if applicable after the expiration of the cure period set forth in 5.1(e) below assuming Executive was unable to cure the applicable event or occurrence, at any time by the Company without any liability owing to Executive or Executive's beneficiaries under this Agreement, except Base Salary through the date of termination, any reimbursable business expenses or vacation pay to the extent earned but not paid and any benefits under any plan or agreement covering Executive which provide for payment of such benefits in accordance with the terms of such plan or agreement under the following conditions, each of which shall constitute "Cause:"

(a)
any act by Executive constituting fraud, dishonesty, embezzlement, theft or misappropriation which renders Executive unable to effectively manage the Company or materially and adversely affects the Company's reputation or ongoing business activities and any material breach by Executive of applicable regulations of competent authorities in relation to trading or dealing with stocks, securities, investments, or financial regulation of the Company's business (including in any administrative proceeding under which Executive has agreed to a penalty without admitting liability);

(b)	attendance at work in a state of intoxication or impairment as a result of use of alcohol or any prohibited drug or substance;

(c)	a material breach of any common law or statutory fiduciary duty or any breach of the duty of loyalty or breach of the duty of care to the Company;

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(d)	Executive being convicted of, or pleading guilty or nolo contendere to, any felony or crime of moral turpitude; or

(e)
intentional improper conduct prejudicial to the business of the Company, the occurrence of gross negligence or willful misconduct of Executive resulting in his failure or inability to perform his duties to the Company, or any material and willful breach by Executive of any provision of this Agreement or of any properly adopted and applicable written policy of the Company (other than any such breach resulting from incapacity due to Disability as defined in Section 7 below) if not cured within thirty (30) days after a written notice is delivered to Executive from the Board acting by majority vote (excluding Executive) that specifically identifies (i) the improper conduct, gross negligence, willful misconduct, or breach of this Agreement or written policy, and (ii) the actions to be taken and the time period during which such actions shall be taken to cure such event or occurrence.

For the purposes of this Section 5.1, a "material breach" of (i) applicable regulations, common law or statutory fiduciary duty, or written policy of the Company shall mean such a breach which has a significant adverse effect on the Company's business, results of operations, financial condition, compliance culture, or reputation; and (ii) any provision of this Agreement, shall mean a breach of a provision of this Agreement which is intended to provide a benefit to the Company which is significant.

5.2  Board Determination of Cause. For purposes of Section 5.1, the Board by a majority vote of all directors (excluding Executive) shall determine in its sole and absolute discretion whether Cause exists; provided that such determination by the Board shall be without prejudice to Executive’s right to dispute in arbitration pursuant to Section 11.8 of this Agreement the Board’s determination that Cause for Executive’s termination existed and the arbitrator shall determine whether Cause for Executive’s termination existed or whether Executive's termination was without Cause based on all facts and circumstances presented to the arbitrator and taking into consideration, but without deferring to, the Board’s factual determinations or deliberations.

6. TERMINATION UPON DEATH OR RETIREMENT.

Notwithstanding anything herein to the contrary, this Agreement shall terminate immediately upon Executive's death or upon Executive's voluntary retirement after the age of sixty-two (62), and the Company shall have no further liability to Executive or his beneficiaries under this Agreement, other than for payment of Accrued Obligations (as defined below in Section 8.2(a)) and any other benefits under such written plans, programs, practices and policies relating to death benefits or retirement benefits in accordance with such plans, if any, as are applicable to Executive on the date of his death or retirement. This payment shall be paid in a lump sum to Executive or Executive's estate within thirty (30) days after the Company is given notice of Executive's death or retirement.  The rights of Executive or Executive's estate with respect to stock options and restricted stock, and all other benefit plans, shall be determined in accordance with the specific terms, conditions and provisions of the applicable agreements and plans.

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7. DISABILITY.

If the Board (excluding Executive) determines in good faith that the Disability of Executive has occurred during the Term (pursuant to the definition of Disability set forth below), the Company may give to Executive written notice of its intention to terminate Executive's employment. In such event, Executive's employment with the Company shall terminate effective on the 30th day after receipt of such written notice by Executive (the "Disability Effective Date"). If Executive's employment is terminated by reason of his Disability, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations (as defined below in Section 8.2(a)) and any benefits under such plans, programs, practices and policies relating to disability benefits in accordance with such written plans, if any, as are applicable to Executive on the Disability Effective Date. The rights of Executive with respect to stock options and restricted stock, and all other benefit plans, shall be determined in accordance with the specific terms, conditions and provisions of the applicable agreements and plans. For purposes of this Agreement, "Disability" shall mean Executive's inability by reason of mental or physical incapacity, illness or disability to substantially perform his duties hereunder for a period of either 90 consecutive days or an aggregate of 180 days in any 12 month period, as determined by the Board (excluding Executive) in good faith.

8. TERMINATION OF EMPLOYMENT FOR GOOD REASON OR WITHOUT CAUSE.

8.1 Executive's Termination of Employment for Good Reason. Executive's employment may be terminated at any time by Executive for Good Reason or no reason upon thirty (30) days prior written notice. For purposes of this Agreement, "Good Reason" shall mean:

(a)
a material reduction by the Company in Executive's Base Salary as in effect on the Effective Date or as the same may be increased from time to time, except for any reductions applicable to all Senior Executives (but any failure to increase Executive's Base Salary shall not be considered a reduction in Base Salary);

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(b)
the material and willful breach by the Company of any provision of this Agreement, including but not limited to, any material diminution in or assignment inconsistent with Executive’s authority, duties, offices, title or responsibilities set forth in Section 3.1 of this Agreement, which has not been cured by the Company within thirty (30) days after written notice from Executive setting forth the acts or omissions alleged to constitute such breach with reasonable particularity; or

(c)
a requirement that the Executive be principally based at any office or location more than 50 miles from the location of the office at which the Executive will be based after the relocation referred to in Section 4.2(d); excluding any such requirement resulting from the relocation of Company's corporate offices at the recommendation of Executive.

Good Reason shall not include Executive's death, retirement or Disability, failure by the shareholders of the Company to elect Executive as a director of the Company after having been nominated by the Board or, if appointed to such position, removal of the Executive as Chairman of the Board or expiration of the Term. Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder, if Executive provides the Board with written notice of any circumstance (describing it with reasonable particularity) he believes constitutes Good Reason within thirty (30) days after the occurrence of such circumstance, or, if later, within thirty (30) days after Executive in the exercise of ordinary care shall first become aware of any such circumstances.  If Executive does not provide such written notice within such time period, he shall be foreclosed from raising such circumstance thereafter.  Upon receipt of such written notice, the Board may cause the Company to cure any claimed event of Good Reason within thirty (30) days of notice from Executive before Executive may terminate this Agreement for Good Reason. If Executive terminates his employment for Good Reason, he shall be entitled to the same benefits he would be entitled to as if he were terminated without Cause pursuant to Section 8.2 below, subject to the execution and effectiveness of a Release. If Executive terminates his employment without Good Reason, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations (as defined below in Section 8.2(a)).

8.2 Termination of Employment Without Cause. The Company may terminate Executive's employment without Cause at any time. If Executive's employment is terminated by the Company without Cause prior to the expiration of the Term (it being understood by the parties that termination by death, retirement or Disability or expiration of the Term will not constitute termination without Cause), then Executive shall be entitled to the following benefits, subject to Executive's execution and delivery of a Release as defined below in Section 8.3(a):

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(a)
The Company shall pay to Executive in a lump sum in cash within thirty (30) days following Executive's Termination of Employment as defined below in Section 8.4, the sum of (i) Executive's Base Salary through the end of the month in which the date of termination is determined to have occurred to the extent not paid, (ii) any bonus earned and payable to the extent not paid (it being understood that Executive shall not be entitled to any portion of a bonus for the year in which Executive's Termination of Employment occurs), and (iii) any reimbursable business expenses and vacation pay to the extent earned but not paid. Any compensation previously deferred by Executive under a plan other than a tax-qualified plan (together with any accrued interest or earnings thereon) shall be paid to Executive under the terms of such plan or any agreement entered into by Executive thereunder. (The sum of the amounts described in this subsection (a) shall be referred to in this Agreement as the "Accrued Obligations").

(b)
Notwithstanding the vesting schedules set forth in Section 4.2(b) or (c) for any stock options or for any restricted stock issued pursuant to a performance plan (i) if Executive's Termination of Employment (as defined in Section 8.4 below) occurs during the 12-month period succeeding the Commencement Date, the Initial Award shall be fully vested and exercisable and the service vesting restrictions on 50% of the shares of restricted stock issued pursuant to a performance plan shall lapse and (ii) if Executive's Termination of Employment occurs at any time after the first anniversary of the Commencement Date, 100% of the Executive’s outstanding stock options shall be fully vested and exercisable and the service vesting restrictions on the shares of restricted stock issued pursuant to a performance plan shall lapse; provided, however, that in the case of both (i) and (ii), the restricted stock issued pursuant to a performance plan shall remain subject to the performance vesting conditions imposed under the performance plan.  The period during which Executive shall have the right to exercise his outstanding stock options shall be extended to six months from Executive's Termination of Employment.

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(c)
Subject to Executive's execution and delivery of a Release (as defined in Section 8.3(a) below), the Company shall pay Executive a total aggregate amount of two (2) times the sum of (i) his annual Base Salary in effect at the time of Termination of Employment (as defined in Section 8.4 below) plus (ii) his target annual bonus (set forth this purpose at 100% of his annual Base Salary in effect at the time of Termination of Employment), such total aggregate amount to be paid in equal monthly installments of 1/24th of such total aggregate amount for twenty-four (24) months (the "Severance Period"). Subject to Section 8.3(b) below, such payments during the Severance Period shall be payable in accordance with the Company's normal payroll practices and procedures in effect from time to time; provided, however, that any amounts payable to Executive prior to the expiration of the period of revocation provided in the Release shall be accumulated and paid to Executive in a lump sum as soon as practicable following the expiration of the period of revocation provided for in the Release, but no later than sixty (60) days after Executive’s Termination of Employment unless Executive’s Termination of Employment occurs between November 1 and December 31, in which case such severance payments shall be paid no earlier than January 1 of the following year. Further, during the Severance Period the Company shall maintain in full force and effect for the continued benefit of Executive, his spouse, and his dependents the group health plan benefits and at the same premium cost to the Executive to which Executive, his spouse, and his dependents would have been entitled if such Termination of Employment had not occurred. In addition, such continued coverage shall run simultaneously with the Company's obligation to continue group health plan coverage to Executive, his spouse, and his dependents under Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code") (such continued coverage being generally referred to as "COBRA"). In the event that the Company's maintenance of such group health plan coverage for Executive, his spouse, and his dependents would violate any nondiscrimination rules under Section 105(h)(2) of the Code or similar provisions of applicable law or the Company is otherwise unable to maintain the group health plan coverage for Executive, his spouse, and his dependents, the Company may either (1) make other arrangements for the provision of substantially comparable health benefits for such persons at a cost to Executive no greater than the premium cost to Executive had such Termination of Employment not occurred or (2) reimburse Executive for the costs incurred by Executive to obtain medical, dental and vision coverage substantially comparable to the coverage provided under the Company’s plans less the premium cost to Executive had such Termination of Employment not occurred.

8.3 Restrictions on Timing of Distributions. The following restrictions shall apply to payments under this Article 8:

(a)
Release Requirement. No payment shall be made under Sections 8.1 or 8.2 unless Executive delivers to the Company a release in the form reasonably acceptable to the Company (a "Release") and the expiration of any period of revocation provided for in the Release has expired without revocation by Executive. The Company must provide Executive with an executable form of Release acceptable to the Company at the time of the termination of Executive’s employment or within seven (7) days thereafter and Executive must execute the Release within forty-five (45) days after receiving the form of Release.

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(b)
Restriction on Timing of Distributions. Notwithstanding any provision of this Agreement to the contrary, if Executive is considered a Specified Employee at Termination of Employment, under such procedures as established by the Company in accordance with Section 409A of the Code, all payments hereunder that are both treated as deferred compensation as defined in applicable regulations issued under to Section 409A of the Code (after taking into account any applicable exemptions, including without limitation the exemption for separation pay plans described in Treasury Regulation Section 1.409A-1(b)(9)(iii)) and are payable on account of Executive’s Termination of Employment (for any reason other than his death) may not commence earlier than the earlier of (i) six (6) months after the date of Termination of Employment or (ii) the date of Executive’s death.  Therefore, in the event this provision is applicable to Executive, any such payment to which the preceding sentence applies that would otherwise be paid to Executive within the first six (6) months following termination shall be accumulated and paid to Executive in a lump sum on the first day of the seventh calendar month that begins following Termination of Employment (or, if earlier, upon Executive’s death). All subsequent distributions shall be paid in the manner specified. "Specified Employee" means a "specified employee" as defined in Section 409A of the Code and regulations thereunder. Each monthly installment of severance benefits payable to Executive hereunder shall be treated as a separate payment for purposes of Section 409A of the Code and the regulations thereunder.

(c)
Executive is under no obligation to mitigate damages for the amount of any payment or benefits provided for above by seeking other employment or otherwise, and the Company shall have no right of offset for any amounts received by Executive from other employment.

8.4 Definition of Termination of Employment. With respect to the payment of all benefits under Sections 8.1 and 8.2, "Termination of Employment" shall mean "separation from service" as defined in Section 409A of the Code and regulations issued thereunder.

8.5 Rights under Equity Plans. The provisions of this Agreement are subject to the written terms of the Company's equity plans in effect from time to time. Except as otherwise specifically provided in this Agreement, any equity awards granted to Executive under the equity plans shall be forfeited or not, vest or not, and, in the case of stock options, become exercisable or not, as provided by and subject to the terms of the applicable equity plans.

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8.6 Resignation. Upon Executive's Termination of Employment and at the request of the Board (excluding Executive), Executive shall execute resignations as a director of the Company and from all positions held as a director of the Company and, if applicable, as a director or an officer of a company affiliated or related to the Company held at the time of or preceding such termination. Executive shall cooperate with the Company in executing such resignations or in the adoption of such other corporate resolutions as may be necessary to continue the business affairs of the Company or any affiliate until such resignations are deemed effective under the applicable law governing such Company or affiliate. Upon Executive's resignation as a director or officer of any company affiliated or related to the Company, Executive shall forfeit without consideration any nominal or qualifying shares he holds in such affiliated or related entities.

8.7 Non-Renewal. In the event that the Term ends because the Company delivers a Notice of Non-Renewal ("Non-Renewal") and Executive’s has a Termination of Employment after the expiration of the Term of this Agreement, then the Company shall have no further liability to Executive, other than the following benefits, subject to Executive's execution and delivery of a Release as defined in Section 8.3(a):

(a)	The Company shall pay the Accrued Obligations as defined in Section 8.2(a) to Executive in a lump sum in cash within thirty (30) days following the expiration of the Term.

(b)
Notwithstanding the vesting schedules set forth in Section 4.2(b) or (c) for any stock options or for any restricted stock issued pursuant to a performance plan, 100% of the Executive’s outstanding stock options shall be fully vested and exercisable and the service vesting restrictions on the shares of restricted stock issued pursuant to a performance plan shall lapse; provided, however, that the restricted stock issued pursuant to a performance plan shall remain subject to the performance vesting conditions imposed under the performance plan.  The period during which Executive shall have the right to exercise his outstanding stock options shall be extended to six months from Executive's Termination of Employment.

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(c)
Subject to Executive's execution and delivery of a Release (as defined in Section 8.3(a)), the Company shall pay Executive a total aggregate amount of two (2) times the sum of (i) his annual Base Salary in effect at the time of Termination of Employment (as defined in Section 8.4) plus (ii) his target annual bonus (set forth this purpose at 100% of his annual Base Salary in effect at the time of Termination of Employment), such total aggregate amount to be paid in equal monthly installments of 1/24th of such total aggregate amount for twenty-four (24) months (the "Post-Term Severance Period"). Subject to Section 8.3(b), such payments during the Post-Term Severance Period shall be payable in accordance with the Company's normal payroll practices and procedures in effect from time to time, provided, however, that any amounts payable to Executive prior to the expiration of the period of revocation provided in the Release shall be accumulated and paid to Executive in a lump sum as soon as practicable following the expiration of the period of revocation provided for in the Release, but no later than sixty (60) days after Executive’s Termination of Employment unless Executive’s Termination of Employment occurs between November 1 and December 31, in which case such severance payments shall be paid no earlier than January 1 of the following year. Further, during the Post-Term Severance Period the Company shall maintain in full force and effect for the continued benefit of Executive, his spouse, and his dependents the group health plan benefits and at the same premium cost to the Executive to which Executive, his spouse, and his dependents would have been entitled if such Termination of Employment had not occurred. In addition, such continued coverage shall run simultaneously with the Company's obligation to continue group health plan coverage to Executive, his spouse, and his dependents under Section 4980B of the Code.  In the event that the Company's maintenance of such group health plan coverage for Executive, his spouse, and his dependents would violate any nondiscrimination rules under Section 105(h)(2) of the Code or similar provisions of applicable law, the Company may either (1) make other arrangements for the provision of substantially comparable health benefits for such persons at a cost to Executive no greater than the premium cost to Executive had such Termination of Employment not occurred or (2) reimburse Executive for the costs incurred by Executive to obtain medical, dental and vision coverage substantially comparable to the coverage provided under the Company’s plans less the premium cost to Executive had such Termination of Employment not occurred.

9. PUBLICITY; NO DISPARAGING STATEMENT.

Executive and the Company covenant and agree that they shall not engage in any communications which shall disparage one another or interfere with their existing or prospective business relationships. For purposes of this provision, a communication shall be deemed to be a "Disparaging Comment" if it is a verbal, electronic, or written statement which would affirmatively discredit, belittle, or ridicule Executive or the Company, as the case may be, either personally or professionally. In the event that Executive shall at any time be employed by any competitor of the Company, provided that such employment is not in violation of the restriction against competition set forth in Section 10.4 of this Agreement, any communication by or attributed to Executive that discusses Executive's employer's products or services on a comparative basis to the Company's products and services and that is not false or misleading shall not be considered to be a Disparaging Comment; provided further that truthful testimony under oath given in a legal proceeding shall not be subject to the restrictions contained in this Section.

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10. BUSINESS PROTECTION PROVISIONS.

10.1 Preamble. As a material inducement to the Company to enter into this Agreement, and in recognition of the valuable experience, knowledge and proprietary information Executive will gain from his employment with the Company, Executive warrants and agrees he will abide by and adhere to the following business protection provisions in this Article 10 and all sections and subsections thereof.

10.2 Confidentiality. Executive acknowledges a duty of confidentiality owed to the Company and shall not, at any time during his employment by the Company or thereafter, use, divulge, furnish, or make accessible to anyone, without the express authorization of the Board, any trade secret, private or confidential information of the Company or any of its subsidiaries obtained or acquired while so employed. All computer software, customer lists, price lists, catalogs, records, and proprietary know-how acquired while an employee of the Company are acknowledged to be the property of the Company and shall not be duplicated, removed from the Company's possession, or made use of other than in pursuit of the Company's business; and, upon Termination of Employment for any reason, Executive shall promptly deliver to the Company, without further demand, all copies thereof which are then in Executive's possession or control. Executive shall immediately notify the Company of any unauthorized disclosure or use of any trade secrets or confidential information of which Executive becomes aware. The obligation hereunder regarding the protection of confidential information shall not apply to any information which: (i) is, as of the date hereof, already in Executive's lawful possession; or (ii) is or becomes publicly known through no fault of Executive; or (iii) is rightfully received by Executive from a third party without accompanying secrecy obligations; or (iv) is approved for release by the Company's prior written consent. If Executive shall at any time be involved in any litigation, administrative, legal, regulatory or other proceeding in which Executive may become required to disclose any confidential information in violation of this Agreement (a "Legal Proceeding"), whether in discovery or otherwise, Executive may furnish that portion (and only that portion) of such confidential information that, Executive is legally compelled or is otherwise required to disclose or else stand in contempt or suffer other material censure or material penalty. Executive shall notify the Company of any Legal Proceeding as soon as practicable after Executive learns of the same, but no later than within thirty (30) days thereafter. The Company shall be entitled to participate in any Legal Proceeding, as a party thereto, to the greatest extent permitted by applicable law and in any event shall be allowed to participate with Executive in formulating and implementing strategies to effect the confidentiality described in this Agreement, with counsel of its own choosing and at its own cost and expense (including legal fees). The Company further agrees to pay for the Executive’s legal costs and expenses (including legal fees) incurred in connection with the formulation and implementation strategies to effect the confidentiality requirements described above insofar as they concern legal or regulatory proceedings, but only to the extent incurred after Executive's Termination of Employment.

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10.3 Inventions and Improvements. During the Term of Executive's employment, Executive shall promptly communicate to the Company all ideas, discoveries and inventions which are or may be useful to the Company or its business. Executive acknowledges that all ideas, discoveries, inventions, and improvements which are made, conceived, or reduced to practice by Executive and every item of knowledge relating to the Company's business interests (including potential business interests) gained by Executive during his employment are the property of the Company, and Executive irrevocably assigns all such ideas, discoveries, inventions, improvements, and knowledge to the Company for its sole use and benefit, without additional compensation. The provisions of this Section shall apply whether such ideas, discoveries, inventions, improvements or knowledge are conceived, made or gained by Executive alone or with others, whether during or after usual working hours, whether on or off the job, and whether or not within the specific realm of Executive's duties. Executive shall, upon the request of the Company, at any time during or after his employment with the Company, sign all instruments and documents requested by the Company and otherwise cooperate with the Company to protect its right to such ideas, discoveries, inventions, improvements, and knowledge, including applying for, obtaining, and enforcing patents and copyrights thereon. In the event the Company is unable, after reasonable effort, to secure Executive's signature on any document reasonably necessary or appropriate for any of the foregoing purposes, whether because of physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive's agent and attorney-in-fact, to act on his behalf to execute and file any such document and to do all other lawfully permitted acts to further the prosecution and issuance of any such patent, copyright and other analogous protection with the same legal force and effect as if executed by Executive.

10.4 Noncompetition. During the Term of Executive's employment and after any Termination of Employment for an additional period equal to the Severance Period or Post-Termination Severance Period, Executive shall not directly or indirectly:

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(a)
engage, directly or indirectly, anywhere in the world, in the manufacture, assembly, design, distribution or marketing of any product or equipment substantially similar to or in competition with any product or equipment which at any time during the Term of such employment or the immediately preceding twelve (12) month period has been manufactured, sold or distributed by the Company or any subsidiary or any product or equipment which the Company or any subsidiary was developing during such period for future manufacture, sale or distribution;

(b)
be or become a stockholder, partner, owner, officer, director or employee or agent of, or a consultant to or give financial or other assistance to, any person or entity engaged in or considering engaging in any such activities described in subparagraph (a) or so engaged;

(c)	seek in competition with the business of the Company to procure orders from or do business with any customer of the Company;

(d)
solicit, or contact with a view to the engagement or employment by, or otherwise directly or indirectly engage or employ any person or entity of any person who is an employee of the Company or was an employee of the Company within the previous six (6) months;

(e)
seek to contract with or engage (in such a way as to adversely affect or interfere with the business of the Company) any person or entity who has been contracted with or engaged to manufacture, assemble, supply or deliver products, goods, materials or services to the Company; or

(f)	engage in or participate in any effort or act to induce any of the customers, associates, consultants, or employees of the Company to terminate or diminish their business with the Company.

Nothing in this Section 10.4 shall prohibit Executive from owning, as a passive investor, in the aggregate not more than 2% of the outstanding publicly traded stock of any corporation engaged in the activities described in Section 10.4(a) nor to prevent the Executive from providing services to or acting on behalf of a separate subsidiary or division of a company that engages in the business described in Section 10.4(a) above, provided that the Executive provides no services to the subsidiary, parent or division that is engaged in the business described in Section 10.4(a) and that he otherwise complies with Section 10.2 and Sections 10.4(b) through (f). The duration of Executive's covenants set forth in this Section shall be extended by a period of time equal to the number of days, if any, during which Executive is in  violation of the provisions contained in this Agreement.

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10.5           Agreement Following Termination of Employment.  Executive agrees that during the Severance Period and Post-Term Severance Period, Executive will immediately inform the Company of (a) the identity of any new employer (or the nature of any start up business or self employment), (b) Executive's new title, and (c) Executive's job duties and responsibilities. Executive hereby authorizes the Company to provide a copy of this Agreement to Executive's new employer. Executive further agrees to provide information to the Company as may from time to time be requested to determine compliance with the terms of this Article 10.

10.6 Assistance. Executive agrees that during and after his employment with the Company, Excecutive will reasonably assist the Company in the defense of any claims, or potential claims that may be made or threatened to be made against the Company in any action, suit, or proceeding, whether civil, criminal, administrative, investigative or otherwise (a "Proceeding"). and will reasonably assist the Company in the prosecution of any claims that may be made by the Company in any Proceeding, to the extent that such claims relate to Executive's employment or the period of Executive's employment with the Company. Executive agrees, unless precluded by law, to promptly inform the Company if Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. Executive also agrees, unless precluded by law, to promptly inform the Company if Executive is asked to assist in any investigation (whether governmental or otherwise) of the Company, regardless of whether a lawsuit has been filed against the Company. The Company shall reimburse the Executive for all of his reasonable out-of-pocket expenses associated with such reasonable assistance, including travel expenses. In addition, Executive agrees to provide such services as are reasonably requested by the Company to assist any successor to Executive in the transition of duties and responsibilities to such successor. Any services or assistance described in this Section shall be at mutually agreed to and convenient times.

10.7 Remedies. Executive understands and acknowledges that his violation of this Article 10 or any section or subsection thereof would cause irreparable harm to Company and Company would be entitled to an injunction by any court of competent jurisdiction enjoining and restraining Executive from any employment, service, or other act prohibited by this Agreement. The parties agree that nothing in this Agreement shall be construed as prohibiting Company from pursuing any remedies available to it for any breach or threatened breach of this Article 10 or any section or subsection thereof, including, without limitation, the recovery of damages from Executive or any person or entity acting in concert with Executive. If any part of this Article 10 or any section or subsection thereof is found to be unreasonable, then it may be construed by appropriate order of a court of competent jurisdiction to the extent deemed reasonable, and in accordance with applicable law. Furthermore and in recognition that certain severance payments are being agreed to in reliance upon Executive's compliance with this Article 10 after Executive's Termination of Employment, in the event Executive breaches any of such business protection provisions of this Agreement, any unpaid amounts (e.g., those provided under Article 8) shall be forfeited and the Company shall not be obligated to make any further payments or provide any further benefits to Executive following any such breach.

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11. GENERAL PROVISIONS.

11.1 Amendment. This Agreement may be amended or modified only by a writing signed by both of the parties hereto.

11.2 Binding Agreement. This Agreement shall inure to the benefit of and be binding upon Executive, his heirs and personal representatives, and the Company and its successors and assigns.

11.3 Waiver of Breach. The waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.

11.4 Indemnification. Upon the Commencement Date, the Company and Executive shall execute an indemnification agreement in substantially the form attached hereto as Exhibit B which is hereby incorporated herein by reference.

11.5 Tax Withholding. There shall be deducted from each payment under this Agreement the amount of any tax required by any governmental authority to be withheld and paid over by the Company to such governmental authority for the account of Executive.

11.6 Notices. All notices and all other communications provided for herein shall be in writing and delivered personally to the other designated party, or mailed by certified or registered mail, return receipt requested, or delivered by a recognized national overnight courier service, or sent by facsimile, as follows:

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If to Company to:
Pulse Electronics Corporation
Attn: Vice President Human Resources
1210 Northbrook Drive, Suite 470
Trevose, PA 19053-8406 USA
Facsimile: 215-355-6950

If to Executive to:
Ralph E. Faison
525 West Maple Street
Hinsdale, IL 60521

With a copy to:

Victor H. Boyajian
SNR Denton US LLP
1221 Avenue of the Americas
New York, NY 10020-1089

All notices sent under this Agreement shall be deemed given twenty-four (24) hours after sent by facsimile or courier, seventy-two (72) hours after sent by certified or registered mail and when delivered if personal delivery. Either party hereto may change the address to which notice is to be sent hereunder by written notice to the other party in accordance with the provisions of this Section.

11.7 Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (i) certifies that no representative, agent or attorney or the other party has represented, expressly or otherwise, that the other party would not, in the event of litigation, seek to enforce the foregoing waiver, and (i) acknowledges that he or it and the other parties hereto have been induced to enter this Agreement, by, among other things, the mutual waivers and certifications of this Section.

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11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without giving effect to the conflict of laws provisions thereof). Any legal action or proceeding by Executive against the Company with respect to this Agreement will be brought and, except as set forth below, any and all disputes, controversies, or claims of Executive (hereinafter "disputes") arising out of or related to this Agreement, either directly or indirectly, including, but not limited to, disputes over the interpretation, application or alleged violation of this Agreement, and any and all disputes arising out of or related to, either directly or indirectly, the employment relationship between Executive and the Company, shall be submitted for adjudication exclusively to arbitration before the Judicial Arbitration and Mediation Services ("JAMS"), located in the city in which the Company is headquartered. In agreeing to arbitration of any and all disputes, the parties knowingly and voluntarily waive and relinquish their rights to have such disputes decided through law suits, in a court of law with a judge and jury and, instead, shall have them decided by an arbitrator under the rules and regulations of JAMS. In such arbitration each party shall pay its own attorney's fees and other costs and half the costs for the arbitrator. Any decision of the arbitrator resolving such dispute shall be final and binding upon the parties. The provisions of this Section shall not be deemed to prohibit or restrict either party from initiating legal action in a court of competent jurisdiction to seek injunctive or other equitable relief.

11.9 Entire Agreement. This Agreement contains the full and complete understanding of the parties hereto with respect to the subject matter contained herein and this Agreement supersedes and replaces any prior agreement, either oral or written, which Executive may have with the Company that relates generally to the same subject matter.

11.10 Assignment. This Agreement and any rights, payments or benefits may not be assigned or encumbered by Executive without the prior written consent of Company, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect. This Agreement may be assigned by the Company to any successor to all or substantially all of its business.

11.11 Severability. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect, and to that end the provisions hereof shall be deemed severable.

11.12 Section and Paragraph Headings. The section and paragraph headings set forth herein are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement whatsoever.

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11.13 Interpretation. Should a provision of this Agreement require judicial interpretation, it is agreed that the judicial body interpreting or construing the Agreement shall not apply the assumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that an instrument is to be construed more strictly against the party which itself or through its agents prepared the agreement, it being agreed that all parties and/or their agents have participated in the preparation hereof.

11.14 Voluntary Agreement. Executive and Company represent and agree that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement, and is voluntarily entering into this Agreement. Each party represents and agrees that such party has had the opportunity to review any and all aspects of this Agreement with legal, tax or other adviser(s) of such party's choice before executing this Agreement.

11.15 Compliance With Section 409A of the Code. This Agreement is intended to comply with the requirements of Section 409A of the Code and the final regulations issued thereunder and shall be construed and interpreted in accordance therewith in order to avoid the imposition of additional tax under such section.

 IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representative to execute, this Agreement as of this date first written above.

PULSE ELECTRONICS CORPORATION

By: /s/ Drew A. Moyer
Name: Drew A. Moyer
Title: CFO

EXECUTIVE

/s/ Ralph E. Faison
RALPH E. FAISON

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